Exhibit 99.d(1)

INVESTMENT MANAGEMENT AGREEMENT

CREDIT SUISSE COMMODITY STRATEGY FUNDS
CREDIT SUISSE OPPORTUNITY FUNDS
CREDIT SUISSE TRUST

September 26, 2023

Credit Suisse Asset Management, LLC

Eleven Madison Avenue

New York, New York 10010

Dear Sirs:

Credit Suisse Commodity Strategy Funds and Credit Suisse Opportunity Funds, each a Delaware statutory trust, and Credit Suisse Trust, a business trust organized and existing under the laws of the Commonwealth of Massachusetts (each, a “Trust” and collectively, the “Trusts”), for and on behalf of their respective series listed on Annex I hereto, which may be amended from time to time (each, a “Fund” and, collectively, the “Funds”), each herewith confirms its agreement with Credit Suisse Asset Management, LLC (the “Manager”), a Delaware limited liability company, as follows:

1.            Investment Description; Appointment

Each Trust, on behalf of its respective Funds, desires to employ the capital of such Funds by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its respective Agreement and Declaration of Trust, as may be amended from time to time, and in the Funds’ Prospectus(es) and Statement(s) of Additional Information, as from time to time in effect (the “Prospectus” and “SAI,” respectively), and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust (the “Board”). Copies of the Funds’ Prospectuses and SAIs have been or will be submitted to the Manager. Each Trust desires to employ and hereby appoints the Manager to act as investment manager to each of the applicable Funds. The Manager accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.            Services as Investment Manager

Subject to the supervision and direction of the Board of each Trust, the Manager will:

(a)	act in strict conformity with the applicable Trust’s Agreement and Declaration of Trust, the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisers Act of 1940, as the same may from time to time be amended;

(b)	manage and monitor each Fund’s assets in accordance with such Fund’s investment objective, policies and restrictions as stated in the Fund’s Prospectuses and SAIs;

(c)	make investment decisions for each Fund and oversee risks of such investments;

(d)	place purchase and sale orders for securities and other investments on behalf of each Fund;

(e)	exercise voting rights in respect of portfolio securities and other investments for each Fund;

(f)	furnish such statistical information each Fund may reasonably request with respect to the investments that such Fund may hold or contemplate purchasing;

(g)	apprise the Board of important developments materially affecting each Fund;

(h)	furnish to third-party data reporting services all currently available standardized performance information and other customary data;

(i)	provide other information and services required in connection with the preparation and filing with regulatory authorities of all registration statements and Prospectuses, Prospectus supplements, SAIs, and annual, semi-annual and periodic reports to shareholders of each Fund;

(j)	monitor and evaluate the services provided by each Fund’s investment sub-adviser(s), if any, under the terms of the applicable investment sub-advisory agreement(s), monitor the compliance of such sub-adviser(s) with the investment objectives, policies and restrictions of such Fund, and report to the Board with respect to the performance of such sub-adviser(s);

(k)	assist in supervising all aspects of each Fund’s operations, except those performed by other parties pursuant to written agreements with the Fund; provided, that the distribution of Fund shares shall be the sole responsibility of the Funds’ distributor;

(l)	assist in and coordinate the preparation of annual post-effective amendments (and supplements thereto) to each Fund’s registration statement on Form N-1A and provide specific information for inclusion therein; prepare and file with the Securities and Exchange Commission (the “SEC”) the Fund’s Forms N-PORT, N-PX and N-CSR (other than the included financial report); provide disclosure control review and chief executive officer and chief financial officer certifications for SEC filings; assist the Funds’ administrator (the “Administrator”) with preparation of Forms N-PORT and N-CEN for the Funds and provide specific information for inclusion therein;

(m)	furnish corporate secretarial services, including assisting the Board with the preparation of the agendas and specific materials for meetings of the Trust’s Board and committees thereof; distribute Board and committee meeting materials and prepare minutes of routine meetings of the Board and any committees thereof and of a Fund’s shareholders; follow up on matters raised during Board meetings; and liaise with the Board and providing additional information upon request;

(n)	monitor compliance by the Funds with relevant provisions of the federal securities laws; coordinate the resolution of compliance matters identified with appropriate parties; assist in developing and monitoring compliance procedures for compliance with each Fund’s investment objective, policies and restrictions, tax status, personal trading and proxy voting procedures and certain other applicable laws and regulations related to trading practices, such as soft dollar and best execution policies; develop or assist in developing guidelines and procedures to improve overall compliance; and assist in developing and maintaining a disaster recovery program for the Funds;

(o)	supply the Funds with office facilities (which may be the Manager’s own offices), internal executive, legal, regulatory and administrative services, and stationery and office supplies;

(p)	oversee the preparation and production of the annual and semiannual reports to Fund shareholders, prepare the management letters and review and comment on the reports, including notes to the financial statements;

(q)	act as liaison between each Fund and the Fund’s independent registered public accountants, counsel, custodian or custodians, transfer agent and Administrator, and take all reasonable action to assure that all necessary and reasonably requested information is made available to each of them; make reports and recommendations to the Board regarding the performance of service providers; and actively participate with other relevant parties in the resolution of matters raised affecting the Funds and their operations;

(r)	act as liaison with the SEC and other regulators in relation to inquiries and inspections relating to the Funds;

(s)	review, approve and arrange for the payment of Fund expenses; review and approve expense budgets and periodic expense adjustments;

(t)	develop and maintain a website for the Funds;

(u)	conduct due diligence of financial intermediaries that propose to enter into distribution and/or service agreements for the sale of Fund shares, negotiate legal arrangements with those intermediaries, provide specific information to financial intermediaries for transmission to their clients/customer, coordinate administrative efforts to offer Fund shares on various distribution platforms, reconcile invoices of financial intermediaries with transfer agency records, and arrange for the payment of financial intermediaries to the extent they are paid out of Fund assets;

(v)	monitor compliance with the Funds’ trading policy, including frequent trading, oversee review of transaction information provided by financial intermediaries to the Fund or the Funds’ transfer agent, determine the appropriateness of hardship exceptions to any Fund redemption fee requirements, monitor as-of trades, assist in the correction of net asset value or other errors affecting Fund share prices, and provide periodic reports to the Board regarding these matters;

(w)	perform certain legal duties for the Funds; retain and manage outside counsel as appropriate;

(x)	provide infrastructure and support services to the Funds;

(y)	perform valuation services with respect to investments held by the Funds to the extent not provided by other service providers;

(z)	coordinating mailings to Fund shareholders, such as Prospectus supplements, but specifically excluding dividend payments and transaction confirmations and account statements;

(aa)	review each Fund’s tax returns as prepared by the Administrator or other third party; oversee preparation and coordinate the mailing of Forms 1099 for the Funds; prepare descriptive information to accompany Forms 1099; monitor the accuracy of data provided on Forms 1099; and with the advice of counsel and the Funds’ independent accountants, determine the appropriate tax treatment for specific investments or investment strategies;

(bb)	maintain and preserve Fund records consisting of Board and committee meeting materials and minutes, Trust corporate/trust records, Trust agreements with service providers, Trust policies and procedures and files evidencing compliance with the Trust’s Rule 17j-1 code of ethics;

(cc)	respond to Fund shareholder complaints and shareholder inquiries as requested by the Funds’ transfer agent;

(dd)	oversee the provision of shareholder liaison services by the Funds’ transfer agent (i.e., the transfer agent’s response to inquiries of Fund shareholders, its provision of information on shareholder investments, its assistance to Fund shareholders in changing account options and addresses);

(ee)	prepare reports and provide information regarding the Funds as reasonably requested by the Board or by other Fund service providers;

(ff)	assist in and coordinate the preparation of proxy statements; provide assistance in the solicitation of Fund shareholders by providing data for inclusion in proxy statements, coordinating proxy solicitors and other vendors, coordinating mailing of proxies and other solicitation materials, conducting shareholder meetings and developing strategies for solicitation campaigns; and

(gg)	provide information to the Funds’ distributor, as reasonably requested, concerning the Funds, such as portfolio holdings, expense ratios and performance information, to support their advisory and distribution activities.

In providing those services, the Manager will provide investment research and supervision of each Fund’s investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of such Fund’s assets.

Subject to the approval of the Board of each Trust and where required, a Fund’s shareholders, the Manager may engage an investment sub-adviser or sub-advisers to provide advisory services in respect of such Fund and may delegate to such investment sub-adviser(s) the responsibilities described in paragraphs (b) through (j) above. In the event that an investment sub-adviser’s engagement has been terminated, the Manager shall be responsible for furnishing such Fund with the services required to be performed by such investment sub-adviser(s) under the applicable investment sub-advisory agreements or arranging for a successor investment sub-adviser(s) to provide such services on terms and conditions acceptable to such Fund and the Trust’s Board and subject to the requirements of the 1940 Act.

3.            Brokerage

In executing transactions for each Fund, selecting brokers or dealers and negotiating any brokerage commission rates, the Manager will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Manager will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Manager may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may from time to time be amended) provided to each Fund and/or other accounts over which the Manager or an affiliate exercises investment discretion.

4.            Information Provided to the Funds

The Manager will keep each Fund informed of developments materially affecting such Fund, and will, on its own initiative, furnish such Fund from time to time with whatever information the Manager believes is appropriate for this purpose.

5.            Personal Information

The parties hereto acknowledge and agree that the Manager may receive from the Funds or the Funds’ distributor “personal information,” in the context of providing services pursuant to the Agreement (“Personal Information”), as such term is defined under applicable data privacy laws or regulations (“Applicable Data Privacy Law”). The Funds acknowledge that, to the extent they have obtained Personal Information, they have obtained all such Personal Information in accordance with Applicable Data Privacy Law, and the transfer of such Personal Data to the Manager, for the intended purposes, is permissible under Applicable Data Privacy Law. The Manager agrees to only use such Personal Information for the purpose of performing the services for the Funds hereunder. The parties agree to negotiate in good faith any separate agreements required to enable the parties to comply with Applicable Data Privacy Law where necessary. Each party agrees that it will not “sell” (as such term is defined under Applicable Data Privacy Law) any Personal Information. The parties shall undertake administrative, technical, physical and organizational measures designed to protect against unauthorized, accidental or unlawful processing, loss, theft, interception, destruction, access, use, disclosure or similar risks to the Personal Information. The parties shall ensure that any Personal Information provided to any subsidiary of the respective parties shall comply with the terms set forth herein and understand that each respective party shall be responsible for any breach by any subsidiary of such respective party.

6.            Standard of Care

The Manager shall exercise its best judgment in rendering the services listed in Sections 2, 3 and 4 above. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this agreement (“Agreement”) relates, provided that nothing herein shall be deemed to protect or purport to protect the Manager against any liability to each Fund or to shareholders of such Fund to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Manager’s reckless disregard of its obligations and duties under this Agreement.

7.            Compensation

In consideration of the management services rendered pursuant to Section 2 of this Agreement, each Fund will pay the Manager the annual fee applicable to such Fund calculated at an annual rate set forth on Annex I hereto of such Fund’s average daily net assets. The fee shall be calculated and payable monthly.

The fee for the period from the date of this Agreement to the end of the year shall be prorated according to the proportion that such period bears to the full yearly period. Upon any termination of this Agreement before the end of a year, the fee for such part of that year shall be prorated according to the proportion that such period bears to the full yearly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Manager, the value of each Fund’s net assets shall be computed at the times and in the manner specified in such Fund’s Prospectus or SAI.

8.            Expenses

The Manager will bear all expenses in connection with the performance of its services under this Agreement, including the fees payable to any investment sub-adviser engaged pursuant to Section 2 of this Agreement; provided, however, that each Fund will reimburse the Manager for the reasonable out-of-pocket expenses incurred by it on behalf of the Fund with respect to services rendered pursuant to paragraphs (l) through (ee) of Section 2 upon presentation of appropriate documentation. Such reimbursable expenses shall include, but not be limited to, postage, telephone, facsimile, photocopying and commercial courier charges. Each Fund will bear its proportionate share of certain other expenses to be incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Trustees of the applicable Trust who are not officers, directors, or employees of the Manager, any sub-adviser or any of their affiliates; fees of any pricing service employed to value shares of the Fund; SEC fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; such Fund’s proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of such Fund’s existence; except as otherwise provided herein, costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing Prospectuses and SAIs for regulatory purposes and for distribution to existing shareholders; costs of shareholders’ reports and meetings of the shareholders of such Fund and of the officers or Board of the applicable Trust; and any extraordinary expenses.

Each Fund will be responsible for nonrecurring expenses which may arise, including costs of litigation to which such Fund is a party and of indemnifying officers and Trustees of the applicable Trust with respect to such litigation and other expenses as determined by the Trustees.

9.            Services to Other Companies or Accounts

Each Trust understands that the Manager now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser or manager to one or more other investment companies or series of investment companies, and such Trust has no objection to the Manager so acting, provided that whenever a Fund and one or more other accounts or investment companies or portfolios advised by the Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. Each Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for a Fund. In addition, each Trust understands that the persons employed by the Manager to assist in the performance of the Manager’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Manager or any affiliate of the Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the Manager to perform its services under this Agreement.

10.          Term of Agreement

With respect to each Fund, this Agreement shall continue for an initial period of two years commencing on the date first written above, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (a) the Board of the applicable Trust or (b) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of the applicable Trust, who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to a Fund, without penalty, on 60 days’ written notice, by the Board of the applicable Trust or by vote of holders of a majority of the applicable Fund’s shares, or upon 90 days’ written notice, by the Manager. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.          Representation by the Trusts

Each Trust represents that copies of its Agreement and Declaration of Trust, together with all amendments thereto, are on file in such state where the applicable Trust is registered.

12.          Use of Names

Each Trust recognizes that directors, officers and employees of the Manager may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name “CS” or “Credit Suisse” as part of their names, and that the Manager or its affiliates may enter into advisory or other agreements with such other corporations and trusts. If the Manager ceases to act as the investment adviser of a Fund, such Fund agrees that, at the Manager’s request, such Fund’s license to use the words “CS” or “Credit Suisse” will terminate and that such Fund will take all necessary action to change the name of such Fund to names not including the words “CS” or “Credit Suisse”.

13.          Miscellaneous

Notice is hereby given that this Agreement is entered into on behalf of a Fund by an officer of such Fund in his capacity as an officer and not individually. It is understood and expressly stipulated that none of the Trustees or shareholders of any Fund shall be personally liable hereunder. Neither the Trustees, officers, agents nor shareholders of any Fund assume any personal liability for obligations entered into on behalf of a Fund. All persons dealing with a Fund must look solely to the property of such Fund for the enforcement of any claims against such Fund.

Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

CREDIT SUISSE COMMODITY STRATEGY FUNDS

By:	/s/ Karen Regan
Name: Karen Regan
Title: Secretary and Vice President

CREDIT SUISSE OPPORTUNITY FUNDS

By:	/s/ Karen Regan
Name: Karen Regan
Title: Secretary and Vice President

CREDIT SUISSE TRUST

By:	/s/ Karen Regan
Name: Karen Regan
Title: Secretary and Vice President

Accepted:

CREDIT SUISSE ASSET MANAGEMENT, LLC

By:	/s/ John Popp
Name: John Popp
Title: Managing Director

ANNEX I

TO INVESTMENT MANAGEMENT AGREEMENT

Fund	Annual Fee Rate (as a percentage of average daily net assets of such Fund)
Credit Suisse Commodity Strategy Funds
Credit Suisse Commodity Return Strategy Fund	0.59%
Credit Suisse Gold and Income Strategy Fund	0.89%
Credit Suisse Opportunity Funds
Credit Suisse Floating Rate High Income Fund	0.79 of 1% of the first $100,000,000; 0.59 of 1% over $100,000,000
Credit Suisse Multialternative Strategy Fund	1.04%
Credit Suisse Managed Futures Strategy Fund	1.04%
Credit Suisse Strategic Income Fund	0.84%
Credit Suisse Trust
Commodity Return Strategy Portfolio	0.59%